Exhibit 10.43

March 27, 2001

Robert A. Blake
4045 Hobbs Hill Rd
Glenelg, MD 21737

Re:                             Employment Agreement

Dear Bob:

The purpose of this letter is to confirm our agreement as to the terms and conditions of your employment with MxEnergy.com Inc. (the “Company”).

1)              Employment.

a)              Employment; Duties. The Company will employ you, and you agree to be employed by the Company, in the position of Director of Customer Operations (or in such other management position as we mutually determine). In such position, you will be responsible for the call center and data processing operations and for related duties as directed by the Company.

b)             Term of Agreement. The term of this Agreement will begin on March 31, 2001 (“Employment Date”) and terminate as specified in Section 4.

c)              Performance. During the term of your employment, beginning with the Employment Date, you will devote your full time, skill and best efforts to the affairs of the Company and faithfully and diligently perform your duties under this Agreement. In the performance of those duties, you will comply with the policies established from time to time by the Company, the terms of which you will receive and about which you will be responsible for familiarizing yourself upon your employment.

d)             No Outside Services. You agree that during the term of your employment, beginning with the Employment Date, you will not perform any services for other employers other than on a voluntary or pro bono basis unless expressly approved by the Company.

2)              Compensation.

a)              Base Salary. Effective with the Employment Date, the Company will pay you a base salary (“Base Salary”) at an annual rate of $90,000, paid in accordance with its regular payroll practices.

b)             Additional Compensation. In addition to your Base Salary, the Company may pay you such bonuses as senior management of the Company, with the approval of the Compensation Committee of the Board of Directors, may determine from time to time. In making this determination, senior management and the Compensation Committee will take into account your performance, the overall performance and growth of the Company and such other factors as senior management and the Compensation Committee deem relevant. Nothing in this Agreement is intended to obligate the Company to pay you any bonuses.

c)              Incentive Stock Option Plan. During the period in which you are an employee of the Company, you will be entitled to participate, to the extent of your eligibility, in the Company’s Incentive Stock Option Plan. Subject to the terms of such Plan, any options granted but not vested shall, in the event of termination for “cause,” be immediately forfeited to the Company.

d)             “At Will.” Notwithstanding anything herein to the contrary, you acknowledge that the employment relationship between you and the Company is intended to be, and will be, strictly “at-will,” meaning that you and the Company are free to terminate the relationship at any time, with or without reason or “cause.”.

e)              For purposes of this Agreement, “cause” shall mean (i) your conviction of, or pleading guilty to, a felony-class crime; (ii) any action taken in bad faith by you that has, or is likely to have, in the Company’s reasonable judgment, a material, detrimental effect on the reputation of the Company or its business; (iii) an act of fraud, dishonesty or gross misconduct by you; (iv) a material breach by you of any provision of this Agreement that has not been cured within thirty (30) days after written notice of such breach by the Company; or (v) your negligent or willful failure or refusal to perform your duties, or to comply with any covenants or agreements, under this Agreement (other than as a result of a disability, as defined below), after the Company has given you written notice thereof, and your failure within a reasonable period of time to correct the acts or omissions described in such notice.

3)              Benefits.

a)              Benefit Plans. During the term of your Employment, beginning with the Employment Date, you will be entitled to participate, to the extent of your eligibility, in employee benefits comparable to those that the Company now or in the future makes available to its employees generally.

b)             Vacation; Continuing Education. During the term of this Agreement, you will be entitled to such annual vacation, to the extent of your eligibility (three weeks this calendar year, 4 weeks in future years) and time for attendance at conferences, seminars or similar educational meetings, as the Company may determine from time to time.

c)              Expenses. The Company will pay directly, or reimburse you for, the reasonable and necessary expenses that you incur in furtherance of and in connection with its business, in accordance with the policies established from time by the Company. You will be responsible for familiarizing yourself with such policies.

4)              Transition Period

a)              The Transition Period shall initially be defined as 120 days from the signing of this agreement or until the Maryland office is available, which occurs first. During the transition period the Company has agreed to relocate its Louisville, Kentucky office to a location within the greater Baltimore-Washington metropolitan area that has been selected by you and approved by the company.

b)             Following the transition period you will perform your principal responsibilities for the Company on a day-to-day basis from the Maryland office.

c)              During the Transition Period you agree to work in the Louisville Office and to perform such services as necessary to both further the business and coordinate to move by the Company of the service office from Louisville to the Maryland office.

d)             During the Transition Period, the Company will pay one hundred percent (100%) of all your reasonable and necessary expenses. You will agree to work with the Company to management all Transition Period expenses. The Transition Period expenses include:

i)                 Round-trip air travel to and from BWI and Louisville airports once per week anticipated to be each Friday evening and Monday morning,

ii)              Temporary housing in a one-bedroom or studio type apartment,

iii)           Ground transportation while in Louisville,

iv)          Office parking while working at the Kentucky service office

v)             Airport parking and

vi)           Reasonable long-distance phone expenses

e)              If the service office is not relocated to the Maryland office within the transistion period you elect to terminate your employment with the Company and the Company will continue to pay you your base salary for ninety (90) days after your termination.

5)     Termination of Agreement.

a)              Termination without Cause. In the event of a termination without cause, the Company shall provide you with at least 30 days advance written notice. In the event of such a termination, the Company may set an earlier date for your cessation of duties, provided that the Company shall continue to pay you your Base Salary for a period of 30 days following receipt of the termination notice by the receiving party. In addition, if the Company terminates this Agreement without cause, the Company shall pay you, as severance, an amount equal to one month of your Base Salary.

b)             Termination for Cause. The Company may terminate this Agreement immediately and without advance notice to you for “cause” as defined in section 2 above.

c)              Other Termination Events. This Agreement will terminate immediately upon your death or disability. For purposes of this Agreement, “disability” shall mean an illness, injury or condition that renders you incapable of performing your duties on a full-time basis for a period of at least (three) months.

d)             Monies Owing from/to the Company upon Termination. In the event of your termination for any reason, you will be paid all compensation due for Base Salary for services performed to the date of termination, less applicable withholdings and plus any unreimbursed business expenses or other payments in accordance with the Company policies. You expressly agree that the Company may deduct from, or offset against, all amounts due you under this Agreement, all amounts owing from you to the Company hereunder.

6)              Nondisclosure; Noncompetition.

a)              Nondisclosure. You covenant and agree that except as specifically required in the performance of your duties hereunder, you will maintain in strictest confidence and not disclose to any person or business entity or use for your personal benefit, gain or otherwise, any confidential or proprietary information (whether concerning the Company or any client of the Company) which you acquire or develop or have acquired or developed during your employment with the Company. You agree that upon termination of your employment, you will immediately deliver to the Company any and all drawings, plans, documents, designs, records and other written material regarding confidential or proprietary information then in your possession. You hereby assign to the Company all right, title and interest in and to any and all ideas, plans, designs and all other information of any kind that you develop during the period of your employment with the Company and related to the work that you perform for the Company. You agree to execute any and all documents necessary to confirm this assignment. You also agree that your obligations under this Section will survive any termination of this Agreement.

b)             Noncompetition. You also covenant and agree that while you are employed by the Company and for a period of one year following the termination of such employment for any reason, whether with or without cause, or whether initiated by you or the Company, you will not directly or indirectly solicit business of the type performed by the Company from, or work in any capacity for, any person or entity that was a client of the Company or that was contacted as a client prospect by any representative of the Company within ninety (90) days prior to such date of termination. You further agree not to solicit or induce any employee of the Company to leave its employ or to hire or attempt to hire any such employee.

c)              Remedies. You acknowledge that your services and skills are unique, and that you will have unique access to key clients of the Company with the express responsibility of building goodwill with such clients and for the benefit of the Company. You agree, therefore, that any violation or threatened violation of the provisions of Section 5 a) or b) of this Agreement will cause irreparable injury to the Company. Accordingly, you agree that in addition to such other rights and remedies as the Company may have at law or in equity (including the right to recover damages), the Company will be entitled to temporary and permanent injunctive relief in the event of any violation or threatened violation by you of the provisions of Section 5a) or b) of this Agreement.

d)             Enforceability. You acknowledge that the restrictions contained in this Section 5 are reasonable and that you have received significant and adequate consideration in exchange for them. It is our mutual intention that these restrictions be enforced to the fullest extent permitted by law. Therefore, should a court of competent jurisdiction hold the restrictions, or any portion thereof, to be invalid, the restrictions or such portion will be deemed automatically amended to the extent made necessary by the court’s opinion.

7)     Miscellaneous.

a)              Company Property. You agree that any computers or other goods purchased by the Company or delivered to you by the Company for your use in connection with your work under this Agreement shall remain property of the Company and shall be returned to the Company immediately upon request of the Company; provided, however, that you may, at any time, purchase such computers or other goods from the Company at cost; provided, further, that in the event your engagement under this Agreement is terminated you will deliver or return to the Company any information stored or contained in any such computer.

b)             Entire Agreement. This Agreement constitutes our entire agreement with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

c)              Amendments; Waivers. This Agreement may not be amended, modified, superseded, cancelled, renewed or extended except by written instrument executed by both of us. The failure of either of us to require performance of any provision of this Agreement will not affect our right at a later time to enforce it. Any waiver by either of us of a breach of any provision of this Agreement in any one or more instances will not be deemed a continuing waiver of that breach or a waiver of a breach of any other provision of this Agreement.

d)             Notices. Any notice or other communication under this Agreement must be in writing and either hand-delivered or sent by confirmed facsimile transmission, nationally-utilized overnight delivery service or certified or registered mail (postage prepaid, return receipt requested), addressed to each of us at our respective addresses set forth above or at such other address as to which either of us may notify the other in the manner set forth in this Section 6d). Any such notice or other communication shall be deemed received on the date delivered if hand-delivered or sent by confirmed facsimile transmission or nationally-utilized overnight delivery service, or three business days after deposit in the mails, if mailed.

e)              Assignability. The Company will have the right to assign this Agreement to its successors or assigns, including any person that acquires all or substantially all of its assets or membership interests, or with which the Company merges or consolidates. This Agreement and the benefits hereunder are personal to you. You cannot assign or transfer them, nor may you delegate your duties hereunder to any person, firm or Company.

f)                Binding Effect. This Agreement will be binding upon and inure to the benefit of each of us and our respective successors, heirs, executors, administrators, other legal representatives or permitted assigns, as the case may be.

g)             Severability. If any provision of this Agreement is declared void by a court, governmental agency or other entity of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect.

h)             Governing Law. I agree that I will submit to arbitration any claims arising out of or relating to my application or candidacy for employment, employment and/or cessation of employment by MxEnergy or its affiliates. Such arbitration shall be conducted in Stamford, CT before and in accordance with the procedures of the American Arbitration Association. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its choice of law rules.

If the foregoing accurately reflects your understanding of the terms and conditions of your engagement and employment by the Company, please so indicate by signing the enclosed counterpart of this letter and returning it to the Company.

MxEnergy.com Inc.

	By:	/s/ Jeffrey A. Mayer
Jeffrey A. Mayer
President

Agreed to and accepted as of
this 27th day of March 2001.

/s/ Bob Blake
Bob Blake